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                                                                  EXHIBIT 10.1



                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

        This Amended and Restated Executive Employment Agreement (this "AGREEMENT") is made and entered into as of this 1st day of May, 1998, by and between Networks Electronic Corp (the "COMPANY") and David Wachtel ("EXECUTIVE").

        This Agreement amends, restates and supersedes that certain Employment Agreement dated May 1, 1995 by and between Executive and the Company.

1.      ENGAGEMENT AND DUTIES.

            1.1. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of Chairman of the Board, President and Chief Executive Officer of the Company. Executive hereby accepts such engagement and employment.

            1.2. Executive's duties and responsibilities shall be those which are normally and customarily vested in the offices of Chairman of the Board, President and Chief Executive Officer of a corporation, subject to the supervision, direction and control of the Board of Directors (the "BOARD") of the Company. In addition, Executive's duties shall include those duties and services for the Company and its affiliates as the Board shall from time to time reasonably direct. Executive shall report directly to the Board.

            1.3. Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

            1.4. Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Chatsworth, California, or such other location in Los Angeles County, California, as the Board may from time to time determine. Notwithstanding the foregoing, Executive agrees to perform such of his duties and obligations under this Agreement from the Company's offices located in Chatsworth, California, as Executive, in consultation with the Board, shall determine to be reasonably necessary.

2. TERM OF EMPLOYMENT. Executive's employment pursuant to this Agreement shall commence on the date set forth above and shall terminate on the earliest to occur of the following:

            2.1. the close of business on the later of (x) April 30th , 1999, or
(y) such date as is [180] days following delivery to Executive of written notice of the Company's intent to terminate this Agreement is provided to Executive;


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            2.2. the death of Executive;

            2.3. delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period; or

            2.4. delivery to Executive of written notice of termination by the Company "for cause," by reason of: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any act of Executive involving a material personal profit to Executive, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive's consistent failure to perform his normal duties or any obligation under any provision of this Agreement, in either case, as directed by the Board; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) any crime of moral turpitude; or (v) the chronic or habitual use of drugs or consumption of alcoholic beverages.

            2.5. delivery by Executive to the Company of notice of his resignation.

3.      COMPENSATION; EXECUTIVE BENEFIT PLANS.

            3.1. The Company shall pay to Executive a base salary ("Base Salary") at an annual rate of $175,000.00 during the term of his employment pursuant to this Agreement. The base salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company.

            3.2. Executive shall be entitled each year to vacation for a minimum of three calendar weeks, plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full.

            3.3. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the Board for executive officers.

            3.4. The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

            3.5. The Company shall reimburse Executive and Executive's covered dependents under any Company Executive Benefit Plan (as defined in Section 4 hereof) for the full amount of any cost, expense, deductible, co-payment or other amount incurred or paid by Executive in connection with Executive's or any of Executive's dependents' coverage under any such Executive Benefit Plans. The Company further agrees to pay such costs directly if



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invoices or other appropriate documentation for such costs are submitted in advance to the Company for approval. Nothing contained in this Section 3.6 shall, in any manner whatsoever, directly or indirectly, require or obligate the Company to adopt or implement, or to prevent, preclude or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Executive Benefit Plan at any time (whether during or after the term hereof).

4.      SEVERANCE COMPENSATION.

            4.1. If Executive's employment is terminated pursuant to Section 2.2 (death) or Section 2.3 (disability), the Company shall pay to the Executive or his estate his full Base Salary through the end of the month of Executive's death or disability, and Executive or his estate shall be entitled to a prorated share of any bonus or benefits as provided under Section 3 hereof for the calendar year during which his death or disability occurred.

            4.2. If Executive's employment is terminated pursuant to Section 2.4 (by the Company For Cause) or, subject to Section 4.4 below, Section 2.5 (resignation by Executive), Executive's Base Salary and all benefits under
Section 3 shall cease as of the date of termination, and Executive shall not be entitled to any bonus for the calendar year during which his employment shall be terminated or at any time thereafter.

            4.3. If Executive's employment is terminated by the Company other than for cause prior to the end of the term of this Agreement, Executive shall be entitled to continue to receive his Base Salary in accordance with Section
3.1 of this Agreement through the later of (i) the end of the Employment Term or
(ii) six months from the date of termination, payable at the same time and in the same manner as if Executive's employment had not terminated. Executive shall have no duty to seek other employment upon such termination, and if Executive does so, any income therefrom shall not be credited against amounts due hereunder. Executive's resignation from employment as following a breach by the Company of any provision of this Agreement which remains uncured thirty days following delivery of written notice by Executive to the Company describing such breach shall constitute a termination of Executive's employment without cause under this Section 4.3.

            4.4. Change of Control. For purposes of this Agreement:

                    4.4.1. "Change of Control" shall mean the occurrence of one or more of the following three events:

                         4.4.1.1. After the effective date of this Agreement,
any person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) directly or indirectly of securities representing 33% or more of the total number of votes that may be cast for the election of directors of the Company;

                         4.4.1.2. Within two years after a merger,
consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company



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director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

                         4.4.1.3. Within two years after a tender offer or
exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

                    4.4.2. "Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

                    4.4.3. Notwithstanding any provision of this Agreement to the contrary, if any time during the term of this Agreement there is a Change of Control and Executive resigns his employment with the Company within the greater of one (1) year following the "Change in Control" or the remaining term of this Agreement, the Company shall pay to Executive an amount equal to the monthly portion of Base Compensation multiplied by six (6). This amount shall be paid to Executive in one lump sum as soon as practicable, but in no event later than thirty (30) days, after the date that Executive's employment terminated by the Company or Executive. To the extent that Executive is not fully vested in retirement benefits from any pension, profit sharing or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall pay directly to Executive the difference between the amounts which would have been paid to Employee had he been fully vested on the date that his employment terminated and the amounts actually paid or payable to Employee pursuant to such plans or programs.

5. OTHER BENEFITS. During the term of his employment hereunder, Executive shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect from time to time and in respect of which all executive officers of the Company generally are entitled to participate ("COMPANY EXECUTIVE BENEFIT PLANS"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis applicable to employees of the Company whose level of management and authority is comparable to that of Executive.

6.      CONFIDENTIALITY OF PROPRIETARY INFORMATION AND MATERIAL.

            6.1. Industrial Property Rights. For the purpose of this Agreement, "Industrial Property Rights" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products which are developed, formulated and/or manufactured by the Company.

            6.2. Trade Secrets. For the purpose of this Agreement, "Trade Secrets" shall mean any formula, pattern, device, or compilation of information which is used in the Company's business which gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to,



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information relating to the marketing of the Company's products, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

            6.3. Technical Data. For the purpose of this Agreement, "Technical Data" shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the date of this Agreement or is developed by the Company during the term hereof.

            6.4. Proprietary Information. For the purpose of this Agreement, "Proprietary Information" shall mean all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive's employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive's employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive after termination of Executive's employment without utilizing any of the Company's Proprietary Information.

            6.5. Agreement Not To Copy Or Use. Executive agrees, at any time during the term of his employment and for a period of two years thereafter, not to copy, use or disclose (except as required by law after first notifying the Company and giving it an opportunity to object) any Proprietary Information without the Company's prior written permission. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

            6.6. Return of Corporate Property and Trade Secrets. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

7.      DISCOVERIES AND INVENTIONS.

            7.1. Disclosure. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, whether or not during regular working hours (hereinafter referred to as "Developments"), either solely or in collaboration with others, (a) prior to the term of this Agreement while working for the Company, (b) during the term of this Agreement or (c) within six months after the term of this Agreement, if relating either directly or indirectly to the business, products, practices, techniques or confidential information of the Company.



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            7.2. Assignment. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments; provided, however, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section 7.2 shall not apply to any Development that the Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those Developments that either:

               (a) relate at the time of conception or reduction to practice of the Development to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

               (b) result from any work performed by Executive for the Company.

            7.3. Assistance of Executive. Upon request and without further compensation therefor, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in Section 7.2 hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto.

            7.4. Records. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 7.2 hereof, and, upon request by the Company, Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

            7.5. Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.



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8.      NON-SOLICITATION COVENANT.

            8.1. Nonsolicitation and Noninterference. During the term of this Agreement and for a period of two years thereafter, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person, firm or corporation or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company.

            8.2. Indirect Solicitation. Executive agrees that, during the term of this Agreement and the period covered by Section 8.1 hereof, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 8.1 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

            8.3. Injunctive Relief. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 5, 6, 7 and 8 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 5, 6, 7 and 8 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Executive hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 9 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.



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9.      MISCELLANEOUS.

            9.1. Notices. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to Company:

De Soto Ave.
Chatsworth, CA  91311
Attn:  Chairman of the Board

If to Executive:

David Wachtel
Pacific Palisades
CA  90272


            Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

            9.2. Entire Agreement. This Agreement supersedes any employment agreements entered into by and between the Company and Executive. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

            9.3. Attorneys' Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

            9.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.



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            9.5. Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

            9.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            9.7. Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Company:                                           Executive:

Networks Electronic Corp
By: Jack Friery                                    David Wachtel

By: Glenn Linderman                                Dated:

Dated:

By: Rodica Patrichi
By: Ileana Wachtel

Dated:

All Directors of
Networks Electronic Corp



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